UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 4, 2008

DIVERSIFIED OPPORTUNITIES, INC.

(Name of Small Business Issuer in Its Charter)

DELAWARE	000-23446	94-3008888
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

10907 Technology Place

San Diego, California 92127

 (Address of principal executive offices)

(858) 613-8755

 (Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01

OTHER EVENTS

On July 29, 2008, Diversified Opportunities, Inc. ("we," "us," "our" or the "Company") entered into a share exchange agreement (the "Agreement") with QRSciences Holdings Limited, an Australian corporation (the "Seller").  Under the terms of the Agreement, we will acquire the business of the Seller’s wholly-owned subsidiary, QRSciences Pty Ltd, an Australian private corporation (“Limited”), through an acquisition of all of its outstanding stock from the Seller. The closing of the Agreement is subject to certain standard conditions, and there can be no assurance that the transactions contemplated by the Agreement will be consummated. The description of the Agreement contained in this report is qualified in its entirety by reference to the more detailed description in our report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2008, and the Agreement, a copy of which is filed as an exhibit to our July 31, 2008 Form 8-K.

Limited’s assets include a wholly-owned subsidiary, QRSciences Corporation (“QRSciences”), which holds convertible notes and convertible Series A preferred stock of Spectrum San Diego, Inc. (“Spectrum”). The conversion of the notes and Series A preferred stock would result in QRSciences owning 33.4% of the currently outstanding common stock and a fully diluted equity position of approximately 31.3% of Spectrum. QRSciences also holds an option valid through September 2009 to purchase all of the remaining shares of Spectrum.

On August 4, 2008, QRSciences exercised its option to purchase all of the remaining shares of Spectrum by delivering written notice of such exercise to Spectrum.  Under the terms of the option, the total purchase price is equal to the greater of (i) $14,000,000; or (ii) two times the annual revenue of Spectrum (as calculated in the option agreement), plus $10,000,000. The option also provides that QRSciences may pay up to 50% of the purchase price in equity of Seller or a publicly traded entity in which QRSciences owns more than 50% of the voting stock.  In accordance with the acquisition option, the $14 million purchase price will be reduced by the percentage of Spectrum that QRSciences already owns. Given the fully converted 33.4% ownership interest in Spectrum, the amount of consideration in cash and equity required to be tendered by QRSciences in connection with the purchase is estimated to be $9.32 million.  The purchase option also gives QRSciences the option to pay the cash component of the acquisition consideration in equal monthly installments over a period not to exceed six months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVERSIFIED OPPORTUNITIES, INC.
/s/ Kevin Russeth
Dated: August 4, 2008	By:
Kevin Russeth Chief Executive Officer

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